Exhibit 99.1
CA ANNOUNCES MOVE TO NASDAQ
ISLANDIA, N.Y., April 16, 2008 - CA, Inc. (NYSE: CA) today announced that it will move its stock exchange listing from The New York Stock Exchange to The NASDAQ® Global Select Market, effective April 28, 2008. CA’s shares of common stock will be traded on NASDAQ under the ticker symbol CA.
“As one of the world’s leading software companies, our move to NASDAQ demonstrates further our commitment to enhance value for our shareholders,” said Joseph Doncheski, vice president, Investor Relations for CA, Inc. “Our decision was made after careful and thorough consideration as to which market alternative was best aligned with our company’s growth strategy. While we have enjoyed our 20-plus year partnership with The New York Stock Exchange, we believe that NASDAQ's multiple market makers provide a variety of benefits and support for our shareholders.”
“CA, like NASDAQ, has built its business around innovation and providing customers with exceptional products and service,” said Bruce Aust, executive vice president of The NASDAQ OMX Group, Inc. “We are proud to have CA list on NASDAQ and look forward to a long-term partnership based on our shared customer value proposition and commitment to the investing community.”
About NASDAQ OMX Group
The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, and with over 3,900 companies, it is number one in worldwide listings among major markets. NASDAQ OMX Group offers multiple capital raising solutions to companies around the globe, including its U.S. listings market; the OMX Nordic Exchange, including First North; and the 144A PORTAL Market. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and ETFs. NASDAQ OMX Group technology supports the operations of over 60 exchanges, clearing organizations and central securities depositories in more than 50 countries. OMX Nordic Exchange is not a legal entity but describes the common offering from NASDAQ OMX Group exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit www.nasdaqomx.com.
About CA
CA, one of the world’s largest independent software companies, provides software solutions to unify and simplify™ IT management. With CA’s Enterprise IT Management (EITM) vision and expertise, organizations can more effectively govern, manage and secure IT to optimize business performance and sustain competitive advantage. Founded in 1976, CA serves customers in virtually every country in the world. For more information, visit ca.com.
Copyright © 2008 CA. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks and logos referenced herein belong to their respective companies.
Press Contacts
Bill Hughes
CA, Inc.
Phone: (212) 415-6828
william.hughes@ca.com
Carol Lu
CA, Inc.
Phone: (212) 415-6920
carol.lu@ca.com

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